Exhibit 99.2
ASYST TECHNOLOGIES, #11107728
Third Quarter 2008 Fiscal Year Results Conference
January 31, 2008, 1:30 p.m., PT

Operator	Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Asyst Technologies’ third quarter of 2008 fiscal year conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. This conference call is being recorded Thursday, January 31, 2008.

I would now like to turn the conference over to John Swenson of Asyst Technologies. Please go ahead, sir.

J. Swenson	Thank you, Eric. Good afternoon, everyone, and welcome to this fiscal 2008 third quarter conference call for Asyst Technologies. A press release detailing our financial results for the quarter was distributed by a business wire earlier this afternoon. The release will be posted to our website which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call we will be making forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release.

We also will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which again is posted on our website.

Now to our conference call. Mike Sicuro, our CFO, will review financial highlights for the quarter as well as outlook. Steve Schwartz, our CEO, will provide a strategic overview and will comment on current product and market trends. After the formal comments we will be happy to take your questions.

Just one note. Mike and I are both here in Fremont, California while Steve is joining us from Japan. Our audio quality has been fine so far in our testing with no delays but if we have any electronic anomalies or a brief disconnection, we’d like to thank you in advance for your patience.

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Now I’ll turn the call over to Mike Sicuro. Mike?

M. Sicuro	Thanks, John, and a good afternoon, everyone. Results for the fiscal third quarter were in line with our expectations. The top line reflected current industry slowdown that is impacting both AMHS and our tool related business. Despite lower sales during the quarter, we improved consolidated gross margins and generated operating cash flow. We also continued to invest in R&D which we believe is positioning the company to emerge from the current downturn with a much stronger product portfolio.

Now to the specific results for the quarter. New orders for the quarter were $83 million, down from $96 million in Q2. In AMHS new orders totalled $45 million, down from $61 million in the prior quarter. Only 1 project of size booked in the quarter, a Taiwan DRAM project which actually was a pushout from Q2. We also saw an uptick in bookings from our largest logic and foundry customers, however, these were spread across a number of different projects only 1 of which totalled more than $2 million.

New orders of tool and fab automation products totalled $38 million, up slightly from $35 million in the prior quarter. The mix of new orders was as follows: 300mm, 57%; 200mm, 20%; flat panel, 7%; and service was 16%. OEMs represented 28% of new orders and the remainder, or 72%, came from end users.

By geography new order distribution was as follows: North America, 33%; Japan, 22%; Taiwan was 32%; other Asia Pacific, 10%; and Europe was 3%. Backlog as of the end of the quarter was $73 million. $49 million of the backlog related to AMHS and the remaining $24 million relates to tool and fab automation products.

Consolidated net sales for the fiscal third quarter were $106.5 million, down from $134.8 million in the prior sequential quarter. This was in line with our guidance.

Net sales related to AMHS were $68.4 million, down from $86.2 million in the prior sequential quarter. This reflects the general decline in activity levels for most customers with the exception of our largest flash memory customer in Japan. Net sales of tool and fab automation solutions were $38 million which compares with $48.6 million in Q2. Sales were down across most products and segments with the notable exception of the Spartan EFEM which had a record quarter based on shipments of more than 40 units across 15 different OEM customers.

Sales mix was follows: 300mm was 78%; 200mm was 12%; flat panel was 1%; and service comprised 9%. OEMs represented 22% of sales for the quarter.

By geography sales distribution was follows: North America was 17%;

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Japan, 43%, Taiwan, 23%; other Asia Pacific was 8%; and Europe was 9%.

Consolidated gross margin for the quarter was 31%, up from 29% in Q2. The increase was primarily attributable to higher AMHS gross margin of 24%. Although this was up 4 points from the prior quarter, AMHS gross margin was still below our near term operating target of 26% to 30%. We continue to reduce AMHS systems costs and are on schedule with our supply chain programs but the impact continues to be offset by what is currently a weak project mix.

Gross margins on tool and fab automation solutions was 43%, down from 45% of the prior sequential quarter but well within our target operating range of 41% to 44%. Thanks to our flexible manufacturing model, we were able to sustain gross margins at this level despite greater than 20% decline in sales.

Now let’s move on to operating expenses. Consolidated R&D expense was $10.5 million, up from $9.1 million in Q2. The increase was in line with our previously discussed ramp of product development. We expect to maintain R&D spending at approximately this level in Q4.

SG&A expense was $20.9 million in the quarter, down from $23.5 million in Q2. We are currently executing the phase of our global consolidation which we expect will yield $8 to 10 million in annualized cost savings primarily in SG&A. We expect to incur certain restructuring charges related to the cost reductions in the current quarter. We expect to realize a sequential reduction of about $1 to 2 million in our quarterly spending in our fiscal 2009 first quarter commencing in April.

Interest and other income was $0.4 million, down from $1.7 million in the prior quarter. Most of this decline is attributable to lower foreign exchange gains.

On a non-GAAP basis we reported net income of $1 million or $0.02 a share. On a GAAP basis we reported a net loss of $0.9 million or about $0.02 a share.

We ended the quarter with $78 million of cash, up from $65 million at the end of September. The increase was primarily attributable to a strong working capital management.

Receivables, inventories and payables all declined quarter-over-quarter. Total debt as of the end of the quarter was $135 million, up from $133 million in the prior quarter due exclusively to currency translation. As noted previously, all of this debt is in Japan at an after tax cost of approximately 2%.

Now to our outlook for the fiscal fourth quarter ending in March. We expect sales for the quarter to be in the range of $85 to $95 million. We expect AMHS to be in the range of $50 to $60 million and we expect tool and fab

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automation sales to approximately $35 million. Before any restructuring charges we expect to report a non-GAAP net loss in the range of $0.09 to $0.13 a share and a GAAP net loss in the range of $0.12 to $0.16 a share. We expect to be cash flow neutral at this level and we expect to again generate cash from working capital.

Steve will have more detail on the outlook in his comments. And with that I’ll turn it over to Steve.

S. Schwartz	Thank you, Mike. I have some brief comments on the current state of the industry, our points of strategic focus and the near term outlook.

On our last call we indicated that we expected bookings for the second half of our current fiscal year to improve over the first half. With our fiscal Q3 ended December on the books and reasonably clear visibility into our fiscal Q4 ending in March, we can say now that we still expect both our semiconductor and FPD bookings to be stronger in our second half, driven by AMHS.

In semiconductor, the customer segment where we’ve seen the most substantial and consistent AMHS investment, is NAND flash. Over the past 2 years our largest flash customers has been ordering at the rate of $60 to $70 million per year in AMHS alone, booking phases of $30 to $35 million on six month intervals. We expect this customer will place another order in the $30 million range in Q4. However, flash memory isn’t the source of bookings improvement in the semiconductor we’re seeing over the second half. Instead, the increases are coming primarily from logic as well as from smaller projects among a half dozen different customers from foundry, raw wafers and even DRAM.

We expect the current quarter will be our strongest for semiconductor AMHS since March of last year. We also expect the mix will be very different from a year ago with DRAM representing no more than 10% of our new orders in AMHS.

For the entire 2008 fiscal year which maps roughly with the calendar year 2007, DRAM is likely to represent only 15% of new orders, down from 33% in the prior year. Looking into calendar 2008 and our fiscal year that begins in April, we’ve identified 2 large DRAM projects that could move ahead, although there’s at least equal probability that these could push out to early next year. Even if that were to happen, if DRAM were essentially to sit out the next year, we still expect semiconductor AMHS bookings for calendar 2008 and our fiscal 2009 will improvement significantly from the levels we’ve seen over this past year.

In terms of timing of orders, we have solid visibility into the March quarter. The June quarter currently looks relatively weaker but then the second half of calendar 2008 appears stronger.

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In flat panel display, over the past 2 years we’ve supported our FPD infrastructure largely through small follow-on projects at Gen 5 and Gen 6. We skipped Gen 7 when our approach to Gen 5 and 6 could not scale to the larger glass size. In the interim we developed new products and focused sales effort around winning at key customer at Gen 8.

Earlier this month we won the first phase of a large Gen 8 project in Korea. We’ll be automating all of the TFT lines for this project which represents approximately half of the total AMHS opportunity. We believe the total value of our portion of the project will be in the range of $60 to $70 million. We expect to book approximately $30 million for the first phase in the current quarter and the remainder will be booked in 1 or 2 additional phases over the next 6 to 12 months.

This is an important win as it once again establishes Asyst as an important supplier to the industry and as a preferred supplier for the largest and most demanding applications in the fab. We see additional FPD opportunities over the course of the next year including opportunities at Gen 5 and Gen 6. However, we’ll be selective in pursuing projects that provide acceptable margins and that do not in any way dilute our capability to serve the larger, multi-fab and large glass customers.

In Q3 we elected to pass on a Gen 5 project largely based on pricing and we’ll continue to judge every opportunity with a critical eye.

As Mike mentioned, we’re now taking logical next steps in the integration of the company on a global basis. We’re continuing to consolidate redundant operating entities, facilities and activities and we’re realigning resources to where they’re needed geographically. We’re also continuing to transition our manufacturing and supply chain to reduce costs which remains a substantial opportunity.

In the area of new products there’s much to be gained by bringing innovation to our markets and we’re uniquely positioned to do exactly that. The customers who are engaging with us on the subject of next generation technology are the tier 1 manufacturers that already are pushing the limits of current tool and fab automation capabilities. They recognize that the next meaningful productivity gains in their $5 billion fabs aren’t going to come through squeezing another thousand dollars off a load port or a million dollars out of an AMHS system. They understand that getting more from their current investments in tool and structure is a pressing and real economic problem.

They also understand that new approaches to automation provide their best opportunity to dramatically improve productivity and capital efficiency. For example, over the past 6 weeks we’ve demonstrated to 2 strategic customers a material handling solution based on our direct loading transport technology.

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The solution is based on new products and capabilities developed jointly in California and Japan which have been integrated into a targeted solution based on specific customer requirements. These products are fully modular, allowing us to design integrated, targeted solutions for customers using a set of common building blocks.

We’re focused on delivering to additional customer milestones slated for early this spring and we expect to see this solution in a fab before the end of the calendar year.

We also are in the beta phase of development for a new load port that will be the foundation for the next generation Spartan products. We expect to make beta shipments to customers by this summer.

We’re in a market segment where the competition we see in a fab cannot afford to innovate. By actually increasing R&D investments in new product activity during a downturn, we believe that we have the opportunity to emerge from this period as the only true differentiated supplier.

We’re demonstrating new capabilities to thought leading customers and over the next 12 months we’ll have a different look, a different focus and a single mindset around delivering and being paid for the value we provide to customers. We’re looking forward to our next development milestones and to our next opportunity to report to you on our progress.

Thank you for your time today and I’ll ask the operator to please come back on so we can take your questions.

Operator	Yes, sir. Ladies and gentlemen, we will now begin the question and answer session. [Instructions provided to ask questions.]

Our first question is from Timothy Arcuri with Citigroup. Please go ahead.

B. Lee	Hi, guys. This is actually Brian Lee calling in for Tim. Just had a few quick things. First, Mike, I missed the comment on SG&A cost reductions. Were you saying $1 to $2 million runrate savings by fiscal Q1 of ‘09?

M. Sicuro	Yes, starting in fiscal ‘09 which is the June quarter for us, we expect to start seeing $1 to $2 million a quarter dropping off our SG&A cost.

B. Lee	Is it too aggressive to think the all-in op ex by June quarter will be in the $30 million range?

M. Sicuro	A little bit, yeah, a little bit. I think we’re really trying to target ... we’re putting a lot of those activities into place actually now as we speak. Conservatively speaking, I think the real impact of this is going to happen starting in the June quarter.

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B. Lee	Okay so $30’s probably a bit on the aggressive side.

M. Sicuro	A little bit. We might pick up a little bit of tailwind this quarter but I’d rather be conservative and say not.

B. Lee	Okay, that’s helpful. Then shifting gears a little bit. We’ve seen some big cuts to cap ex on the DRAM side and a relatively weak cap ex guide from the foundries. But it sounds like the NAND flash guys are still spending for you guys so can you give us an update on maybe how many fab projects you’re tracking here and if that number’s meaningfully changed in the past 3 months.

Maybe as a follow-up to that if you’re seeing any kind of pushouts or things moving a month or two here, that’d be helpful.

S. Schwartz	Brian, for sure the DRAM has almost come to a stop so there’s been a lot of pushout. I think everybody’s pretty aware of what’s going on there. We forecast, as we mentioned in the script, a couple opportunities but we don’t plan for those right now because we could go another year without meaningful new fab activity for DRAM. We’ll always have follow-on to change the configuration of a fab to add a small bit of capacity, but those projects are $5 million projects so when we report some DRAM it’ll likely be to reconfigure fabs.

From a NAND flash standpoint, our exposure is to a pretty large customer who’s going to continue to build out a current fab to meet the production requirements but already the next fab decision we anticipate has probably moved a year from where we thought it was even 6 months ago.

B. Lee	At that particular NAND flash customer?

S. Schwartz	Yes.

B. Lee	And then maybe moving to the flat panel side real quick. It sounds like ... so $30 million in bookings if I heard you right, in your fiscal Q4. Can you give us a sense for how that translates to the P&L in terms of revenue, the timeline for that. Also as you start to recognize that in the revenue line, given the margin difference between the AMHS business and the flat panel side of the business versus semi, can you talk about what the margin impact will be here given what your cost structure will be a couple quarters from now?

S. Schwartz	Sure, Brian. This is Steve. I’ll go first and then I’ll have Mike address the rest of your question. Let me start on the back half of it. $30 million is likely for the Gen 8. There’s other flat panel business that we anticipate we’ll book this quarter related to Gen 5 and Gen 6.

On the margin front, we had some minimum thresholds for Gen 8 and we satisfied them and we’re really eager to get moving forward. The Gen 5 and

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Gen 6 is repeat and follow on business at an even higher margin and adds incremental revenue to the 30 that we described. The all-in flat panel booking this quarter actually will end up at the range that the AMHS business is expected to run. It’ll be, the all-in flat panel margin will be in the high 20% gross margin. In terms of revenue recognition, I’ll have Mike address.

M. Sicuro	Brian, on the revenue with respect to the Gen 8 project, we might see a little bit of revenue coming in this quarter but it would be small depending on when we actually get geared up for it. We would expect to see the revenue on that project primarily in our June and September quarters with a little bit into the December quarter so that June and the September quarters we’d picked up most of the revenue on that project.

On the other follow-on project as Steve mentioned, we’ll see some of that revenue this quarter and some of it in the June quarter.

B. Lee	Okay and when you’re talking about the June and September are you talking about the $30 million chunk or the entire $60 to $70 opportunity?

M. Sicuro	No, the $30 million.

B. Lee	Just the $30 million.

M. Sicuro	You got it.

B. Lee	Okay thanks a lot, guys.

Operator	Our next question comes from Tom Diffely with Merrill Lynch. Please go ahead.

T. Diffely	Good afternoon. I was hoping you’d talk a little bit more about the pricing environment right now. It sounds like the pricing pressure has eased a bit. Has there been a change in the competitive front?

M. Sicuro	From pricing pressure, really no change. Probably from a gross margin standpoint the fact that we continue to derive a large amount of revenue from a NAND flash project, that was a contract negotiated now a couple years ago and we continue to move that through the backlog. But from a pricing standpoint, everything we’ve been adding to the backlog has been at least at the target gross margin levels.

T. Diffely	Then going forward, on the AMHS side you talked about the business being up a good bit here in calendar 2008. I wasn’t too clear. Was NAND or the flat panel going to be the biggest driver there?

S. Schwartz	In the second half of ‘08 NAND is a contributor but actually there’s some logic, there’s a wafer maker and even a little bit of DRAM so it’s a mix. For sure the flat panel will push it up but even on the semi side we’re going to end the year stronger, we’re going to end our fiscal year stronger than the last half

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of the calendar year was.

T. Diffely	Then quickly on the NAND side, are those facilities mainly for NAND only or are those going to fungible facilities that can be moved back and forth between NAND and DRAM.

S. Schwartz	Right now NAND only.

T. Diffely	Okay and then just one more on the model itself. Assuming that the FX impact is neutral next quarter, what would you expect interest income to be?

M. Sicuro	Net interest, we’ll call it net other interest and expense would be around about $1.5 million in cost, expense.

T. Diffely	Thank you.

M. Sicuro	You bet.

Operator	Our next question comes from CJ Muse with Lehman Brothers. Please go ahead.

O. Levinson	Hi, guys. This is Olga Levinson calling in for CJ. I guess a couple of questions. Besides the flat panel projects which give you a pretty good visibility on the AMHS front in that regard, on the semi side given all the pushouts we’ve continued to have on the DRAM side and foundries push even, not as much, but pretty much everyone else. What gives you the confidence that the business will definitely be stronger in the second half of ‘08, like the visibility as well?

S. Schwartz	We’re only a couple months from the end of the fiscal year so we have a pretty good look into it.

O. Levinson	So you were talking about the second half, you weren’t talking ... you were just talking about the second half of fiscal rather than ...?

S. Schwartz	Actually we mentioned both. I’m sorry. Our second half of our fiscal will be stronger. The next calendar year as well, calendar 2008. When we look at the projects that we’ve been assessing and working on with customers now for 12 months, it feels like some of those are beginning to firm up for the second half of calendar ‘08. So over the last quarter, even 2 quarters, the timing of those projects really hasn’t moved and we can say that without DRAM being a contributor.

O. Levinson	Okay so is that more on the foundry side, on the logic side or both?

S. Schwartz	Both logic and foundry.

O. Levinson	And then I guess previously you had talked about how your capacity in terms

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of supplying flat panel would be somewhat constrained so you won’t be able to take on as many projects, you’ll have to pick and choose given the very large Gen 8 project that you’re getting. Is there any sort of constraints on the follow-ons that you’re getting from Gen 5 and Gen 6?

S. Schwartz	Olga, if we mentioned constraints, then we misspoke. Actually we’re not constrained, we’re selective. There’s a lot of not very good business to be had and we’re really focused on what’s going to be good business. We have plenty of manufacturing capacity to satisfy Gen 5 and Gen 6 in almost any amount and Gen 8 without a problem.

O. Levinson	What is your threshold on the gross margin side when you decide to either take or walk away from a project?

S. Schwartz	That’s a really difficult one to say. We’re focused differently. We have higher margin targets for Gen 5 and Gen 6. We’re the leader in that technology and that’s a business we never have to buy. That’s business that has to be above the current AMHS business targets for sure. It’s got to be up toward 30% at least. And on the Gen 8 penetration, we did put some minimum thresholds at 20% actually.

O. Levinson	And then one final question. You suggested that R&D would probably stay flat in March. What’s the outlook for R&D going through fiscal ‘09?

M. Sicuro	It’s Mike, Olga. I think this quarter, Q3, Q4 probably flat and we’ll probably sustain that level right into the fiscal ‘09 year.

O. Levinson	Okay, great. That’s all I have. Thanks so much.

S. Schwartz	Thank you.

Operator	Our next question comes from Ben Tang with Caris and Company. Please go ahead.

B. Tang	Thank you for taking my question. First, on the OEM business, you commented about the momentum you have for the Spartan. Can you talk about whether that’s with your existing customer base or is that with the new customers? And on your new customer design wins, can you give some more color about what’s driving that particular customer base towards your Spartan?

S. Schwartz	Ben, this is Steve. We continue to penetrate new Spartan customers. The reality of the matter is usually it’s with a new tool so penetration usually begins to convert to more business about 12 months later, measurable new business. The ramp we had was with existing customers who we penetrated more than 12 months ago.

The reason people put the Spartan on, it’s a really proven technology now in

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the factory. It’s easy to integrate, it’s a unified platform that’s performing extremely well in the field. I think it’s competitive on every technical front. For the same reason we won the original customers, we continue to win the next customers here because of the product capability.

B. Tang	A follow-up on some of the questions on the AMHS business. I wasn’t clear. You mentioned DRAM was 30%. Were you referring to your fiscal year ‘07 or was that the calendar year ‘07?

S. Schwartz	The 33% was in the fiscal year ‘07.

B. Tang	Okay and fiscal year ‘08 DRAM will be like 15%, correct?

S. Schwartz	About 15 and we anticipate less than 10% next year.

B. Tang	Alright. Thank you very much for the clarification.

Operator	Our next question comes from Hari Chandra with Deutsche Bank. Please go ahead.

H. Chandra	Thank you. I just have a couple maintenance questions. Do you have the gross margin guidance by segment for the upcoming quarter?

M. Sicuro	This is Mike. We typically don’t throw out those kind of estimates but I think you can see the trend here this quarter, gross margin related to both AMHS and the tool side. It’s not going to fluctuate that much going forward into the next quarter.

H. Chandra	And how about the tax rate?

M. Sicuro	When we’re in this particular position, we’re getting tax benefits which we typically book at lower than the statutory rate but if we had a normalized profit stream, I think you could probably factor in somewhere around 38% to 40% for this next 12 to 14 months and then beyond that you can see it come down a couple of points, 1 or 2 points per quarter for probably the following 12 months after that.

H. Chandra	Thank you.

Operator	The next question comes from Jinhy Yoon with JP Morgan. Please go ahead.

J. Yoon	Hi. What are some of the specifics for your cost reduction plan?

M. Sicuro	This is Mike. We’re really taking a look at or have taken a look at obviously the non-personnel related expenses very, very hard, as you would expect, to try to minimize the impact on the human capital in the company. But given the size and nature of what we need to do and also given the fact that a lot of this is consolidating activities that are in some our outer regions, it will

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impact people although not a lot of people. We’re not talking about large percentages. It’s really across the board from a category standpoint, it’s across the board from a functional standpoint and it’s across the board from a departmental and divisional standpoint.

J. Yoon	Okay so what’s your headcount now and what do you think it will be?

M. Sicuro	Our headcount right now is around 1,200, 1,300. I really don’t want to comment on the actual headcount reduction until we get through that exercise which is fairer to our employees and our human capital folks.

J. Yoon	Okay, great. Thank you.

M. Sicuro	Thank you.

Operator	Our next question comes from Glenn Primack with Broadview. Please go ahead.

G. Primack	Yes, could you remind us just what the NOLs are and if the tax strategies are in place to be able to use those?

M. Sicuro	It’s Mike. Our federal NOL right now in the States is around $270-ish million and we’ve put into place already with maybe 1 left to do, about a half a dozen different tax strategies that over the course of the next 2 to 3 years it’s not as much a matter of soaking up the NOLs, it’s a matter of making sure you fairly and legally have revenue and expenses put into the different territories which maximizes your tax benefit. Obviously when you have NOLs in the U.S., you want to maximize revenue and earnings. When you pay tax in different other territories offshore you want to obviously increase the cost structure there but having it done all fairly and above board and in accordance with all the tax authorities.

Over the course again ... and we’ve got these tax strategies in place, cost allocations, transfer pricing, collapsing certain entities, it’s a laundry list of things that we work on to really maximize the tax strategy and benefits that the company has embedded in its capital structure.

G. Primack	Okay and I’m not sure if it’s a fair question or not, but your opinion on what midcycle-ish EBITDA. What would be a fair number there? Would $40 million be like a fair number?

M. Sicuro	Nice guess. I think before this quarter we were generating $14, $15 million a quarter of EBITDA and I think midcycle anywhere from $35 to $45 million is probably a fair number.

G. Primack	Okay, thanks.

M. Sicuro	Thank you.

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Operator	Our next question comes from is a follow-up from Timothy Arcuri. Please go ahead.

B. Lee	Hey, guys. Brian Lee for Tim again. Just had one more last thing. Kind of a bigger picture question. If I’m hearing you correctly, it sounds like you guys are incrementally more positive with respect to the AMHS business on the non-memory side of the business versus memory if I listen to what you’re saying today versus 3 months ago. Is that the right read?

S. Schwartz	Brian, because we think the projects haven’t moved, we’re probably a quarter closer to what we think is going to happen so we likely sound more positive than other people. Don’t forget, we get a look at the business a little bit earlier than some of the tool folks so often we’ll have a little bit earlier look.

B. Lee	I guess what I’m trying to get clarification on is are you starting to feel that the incremental strength in the AMHS business is shifting from the memory guys over to the non-memory guys. Is that the message you’re sending here?

S. Schwartz	Yeah but again I think the important part here is it’s because the memory’s gone away, not because anything changed over the last quarter from logic or foundry. It’s all the momentum now in the absence of strong memory will be left to be held up by logic and foundry. And that’s were we had it a quarter ago. It’s in the same spot.

B. Lee	Okay, that’s helpful. Maybe one last thing from me. If you look historically at the trends in your AMHS versus tool business, can you point to a typical gap between when you start to see a recovery in the AMHS side of the business and how that translates to a pick up on the tool side? Is it a 1, 2 quarter gap or am I stretching that?

S. Schwartz	We used to be a little bit more clear on this. What’s happened is there are cycle times for anybody providing components to an equipment maker and the cycle times have come down to weeks instead of quarters. It’s probably about a 6 month gap. In other words the AMHS orders and the equipment orders are now closer because the AMHS installs are going in faster and on 2 ships, for example. So the entire cycle’s compressed but still the equipment guys can now wait to a pretty late moment to order so about a 6 month gap probably from AMHS order to where we see the tool front and the order for the same fab.

B. Lee	Okay, thanks a lot. That’s helpful.

Operator	At this time there are no further questions in the queue. I’d like to turn the call back over to management for any concluding remarks they may have.

J. Swenson	Everyone, thank you for the time and attention today and we look forward to have a chance to report to you next quarter.

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Operator	Ladies and gentlemen, this does conclude the Asyst Technologies’ third quarter 2008 fiscal year conference call. You may disconnect and we thank you for using ACT Conferencing.

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